STRUCTURED ASSET INVESTMENT LOAN TRUST

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-BC3

TERMS AGREEMENT

April 28, 2003

To:

Structured Asset Securities Corporation, as Depositor, under the Trust Agreement dated as of April 1, 2003 (the “Trust Agreement”).

Re:

Underwriting Agreement Standard Terms dated as of April 16, 1996 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).

Series Designation:  Series 2003-BC3.

Terms of the Series 2003-BC3 Certificates:  Structured Asset Investment Loan Trust Mortgage Pass-Through Certificates, Series 2003-BC3, Class 1-A1, Class 1-A2, Class 2-A1, Class 2-A2, Class A-IO, Class M1, Class M2, Class M3, Class M4, Class M5, Class B, Class X, Class P and Class R (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”).  The primary assets of the Trust Fund consist of two pools of conventional, first and second lien, fixed and adjustable rate, fully amortizing and balloon, residential mortgage loans (the “Mortgage Loans”) having a Scheduled Principal Balance as of the Cut-off Date of $1,112,348,027.54.  Only the Class 1-A1, Class 1-A2, Class 2-A1, Class 2-A2, Class A-IO, Class M1, Class M2, Class M3, Class M4, Class M5 and Class B (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-102489.

Certificate Ratings:  It is a condition to the issuance of the Class 1-A1, Class 1-A2, Class 2-A1, Class 2-A2 and Class A-IO Certificates that they be rated “AAA” by each of Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Fitch, Inc. (“Fitch Ratings”). It is a condition to issuance of the Class M1 Certificates that they be rated AA by each of S&P and Fitch Ratings.  It is a condition to issuance of the Class M2 Certificates that they be rated “A” by each of S&P and Fitch Ratings.  It is a condition to the issuance of the Class M3 Certificates that they be rated “A-” by each of S&P and Fitch Ratings. It is a condition to the issuance of the Class M4 Certificates that they each be rated “BBB+” by each of S&P and Fitch Ratings and “Baa2” by Moody’s Investors Service, Inc. (“Moody’s”).  It is a condition to the issuance of the Class M5 Certificates that they be rated “BBB” by each of S&P and Fitch Ratings and “Baa2” by Moody’s.  It is a condition to issuance of the Class B Certificates that they be rated “BBB-” by each of S&P and Fitch Ratings and “Baa3” by Moody’s.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to Lehman Brothers Inc. (the “Underwriter”), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto.  The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  April 1, 2003.

Closing Date:  10:00 A.M., New York time, on or about April 30, 2003.  On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriter.

Closing; Notice Address:  Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of counsel for the Underwriters, McKee Nelson LLP, 1919 M Street N.W., Suite 800, Washington DC 20036 and any notices delivered to each of the Underwriters and the Depositor shall be delivered to it at 745 Seventh Avenue, 7th Floor, New York, New York  10019.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.

By: /s/ Stanley Labanowski

      Name: Stanley Labanowski

      Title:   Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES

CORPORATION

By: /s/ Ellen V. Kiernan

Name: Ellen V. Kiernan

Title:   Senior Vice President

Schedule 1

	Initial Certificate Principal		Purchase
	(or Notional)	Certificate	Price
Class	Amount(1)($)	Interest Rate	Percentage
Class 1-A1	319,486,000	(2)	100.00%
Class 1-A2	250,697,000	(3)	100.00%
Class 2-A1	231,948,000	(2)	100.00%
Class 2-A2	189,527,000	(3)	100.00%
Class A-IO	(4)	6.00%	100.00%
Class M1	58,398,000	(2)	100.00%
Class M2	26,141,000	(2)	100.00%
Class M3	5,005,000	(2)	100.00%
Class M4	9,455,000	(2)	100.00%
Class M5	6,674,000	(4)	100.00%
Class B	7,230,000	(4)	100.00%

(1)

Approximate.

(2)

Interest will accrue on the Class 1-A1, 2-A1, M1, M2, M3, M4, M5 and B Certificates based upon one-month LIBOR plus a specified margin, subject to limitation, as described in the Prospectus Supplement.

(3)

Interest will accrue on the Class 1-A2 and 2-A2 Certificates based on an interest rate equal to the lessor of (i) a specified fixed interest rate and (ii) the applicable Net Funds Cap up to and including the Distribution Date in April 2008; thereafter, interest will accrue based on one-month plus a specified margin, subject to the applicable Net Funds Cap, as described in the Prospectus Supplement.

(4)

The Class A-IO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their component notional amounts, as described in the prospectus supplement.